Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-46641) of Energen Corporation of our report dated May 28, 2009 relating to the financial statements and supplemental schedules of the Energen Corporation Employee Savings Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Birmingham, Alabama

June 23, 2009